EXHIBIT 10.2

CONSULTANT AGREEMENT

Consultant Agreement ("Agreement") as of July 30, 2021, made by and between YIJIA Group Corp. (the "Consultant") and Care365 LLC ("Client").

RECITALS

C.	Client desires to engage Consultant to provide financial consulting services.

D.	Consultant is an experienced financial consultant.

In consideration of the foregoing and of the mutual covenants, terms and conditions hereinafter set forth, the parties hereto agree as follows:

ARTICLE 1

ENGAGEMENT

Section 1.1     Engagement of Consultant. Client hereby engages Consultant to provide consulting services to the Client relating financial services. Consultant's engagement hereunder shall commence as of August 2, 2021 (the "Effective Date") and shall continue until terminated in accordance with the terms of this Agreement.

Section 1.2     Relationships of the Parties. The relationship created by this Agreement is that Consultant is an independent contractor of Client.

ARTICLE 2

CONSULTATION OF THE CLIENT

Section 2.1     Responsibility of Consultant. Consultant shall provide consulting services to the Client with regard to funding and other financial matters.

Section 2.2     Responsibilities of Client. Nothing contained in this Agreement shall in any way obviate the responsibilities of the governing body of the Client for statutory or regulatory compliance during the term of this Agreement. Notwithstanding any other provision in this Agreement, Client remains responsible for ensuring that any service provided pursuant to this Agreement complies with all pertinent provisions of Federal, State and local statutes, rules and regulations.

ARTICLE 3

FEES OF CONSULTANT

Section 3.1     For its services hereunder Consultant shall be paid $10,000.00 per month.

Section 3.2     The Term of this Agreement after the Effective Date shall continue until terminated pursuant to Article 5.

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ARTICLE 4

MISCELLANEOUS

Section 4.1     Amendments. This Agreement may be amended only by a writing executed by each of the parties hereto. No waiver of compliance with any provision or condition hereof, and no consent provided for herein, shall be effective unless by an instrument in writing duly executed by the parties sought to be charged therewith.

Section 4.2     Non-disclosure of Confidential Information; Non-Disparagement; Non- Competition.

(e)            Consultant shall not, without the prior written consent of the Client, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as defined below) pertaining to the business of the Client or any of its affiliates, except (i) while employed by the Client, in the business of and for the benefit of the Client, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Client, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Consultant to divulge, disclose or make accessible such information.

(f)             Consultant agrees that he will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is likely to have the effect of undermining or disparaging the reputation of the Client, or their good will, products, or business opportunities, or that is likely to have the effect of undermining or disparaging the reputation of any officer, director, agent, representative or employee, past or present, of the Client.

(g)            Client shall not, without the prior written consent of the Consultant, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as defined below) pertaining to the business of the Consultant or any of its affiliates, except (i) in the ordinary course of its current business, or (ii) when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Consultant, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Client to divulge, disclose or make accessible such information.

(h)            Client agrees that he will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement that is likely to have the effect of undermining or disparaging the reputation of the Consultant, or their good will, products, or business opportunities, or that is likely to have the effect of undermining or disparaging the reputation of any officer, director, agent, representative or employee, past or present, of the Consultant.

Section 4.3     Notices. Each notice, report, demand, waiver, consent or other communication required or permitted to be given hereunder shall be in writing and shall be sent by overnight mail / courier and by facsimile, addressed as follows:

If to Consultant:

YIJlA Group Corp.

30 N Gould St Ste 22545

Sheridan, WY 82801

Attn: Barry Sytner

If to The Client:

Care365 LLC

1 Main Street

Monsey, NY 10952

Attn: Mendel Drummer

Email: Gold@care365.com

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Each such notice and other communication given by facsimile and overnight mail/courier shall be deemed to be given when it is deposited in the mail or courier in the manner specified herein and facsimile confirmation is received.

Section 4.4     Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

Section 4.5     Governing Law . This Agreement shall be governed by and construed in accordance with the laws of the State of Florida applicable to agreements made and to be performed entirely within the State. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated here by shall be brought exclusively in the state courts located in Miami Dade County, Florida, or the federal courts located in the Southern District of Florida, and here by expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.

Section 4.6     Headings; Counterparts. The article and section headings of this Agreement are for convenience or reference only and do not form a part hereof and do not in any way modify, interpret or construe the intentions of the parties . This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which to get her shall constitute one and the same instrument.

Section 4.7     Agreement. Third Party Beneficiary . There are no third party beneficiaries to this Agreement.

Section 4.8     Assignment. Consultant cannot assign this Agreement, rights, or any payments herewith, in whole or in part. Any attempt to assign this Agreement, including any payments hereunder, shall terminate the Agreement and Client shall not be required to remit any payments to Consultant or the purported assignees.

ARTICLE 5

TERMINATION

Section 5.1      Termination. Consultant's term of employment under this Agreement shall commence on the Effective Date and continue for a three month period. Unless terminated in writing prior to the end of the period, this Agreement shall renew for successive three month periods by any Party. (The period from the Effective Date until the termination of this Agreement shall be the "Term").

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Consultant Agreement as of the date first above written.

CONSULTANT
YIJIA Group Corp.

By: /s/ Barry Sytner
Barry Sytner, Authorized Representative

CLIENT
Care365 LLC

By: /s/ Mendel Drummer
Mendel Drummer
Authorized Representative

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